Exhibit 99.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of July 26, 2007, between UTStarcom, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to an Indenture dated as of March 12, 2003, as amended by the First Supplemental Indenture dated as of January 9, 2007 (as so amended, the “Original Indenture,” and together with this Second Supplemental Indenture, the “Indenture”), providing for the issuance of $402,500,000 aggregate principal amount of 7/8% Convertible Subordinated Notes due 2008 (the “Securities”);

WHEREAS, the Company has commenced a solicitation of consents (the “Consent Solicitation”) from the holders of the Securities (the “Holders”) to certain amendments to the Original Indenture as set forth in the Consent Solicitation Statement, dated as of July 19, 2007, as amended by the Supplement thereto, dated as of July 25, 2007 (the “Consent Solicitation Statement”);

WHEREAS, pursuant to the Consent Solicitation, the Holders of at least a majority in aggregate principal amount of the Securities outstanding have consented to the substance of the provisions hereof in accordance with the provisions of Section 11.2 of the Indenture;

WHEREAS, pursuant to Sections 11.6 and 12.4 of the Indenture, there has been delivered to the Trustee on the date hereof an Officers’ Certificate and an Opinion of Counsel certifying that this Second Supplemental Indenture is authorized or permitted by the Indenture.

NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.     DEFINITIONS. Capitalized terms used but not defined in this Second Supplemental Indenture shall have the specified meanings set forth in the Original Indenture.

2.     AMENDMENTS TO INDENTURE.

(a)   The amendments set forth below will become effective upon the execution and delivery of this Second Supplemental Indenture by the Company and the Trustee.

(b)   The sections of the Original Indenture identified below will be amended as indicated.

(i)    The definition of “Covenant Reversion Date” in Section 1.1 of the Original Indenture (as amended by Section 2(b)(i)(1) of the First Supplemental Indenture) shall be amended by replacing the reference to “May 31, 2007” with “5:30 p.m. New York City time on October 15, 2007.”

(ii)   The defined term “Solicitation Documents” and the accompanying definition shall be deleted from Section 1.1 of the Original Indenture.

(iii)  The last two sentences of the last paragraph of Section 8.1 beginning with “Notwithstanding” and ending with “Covenant Reversion Date” are hereby deleted, and the following sentence is hereby inserted at the end of the penultimate paragraph of Section 8.1: “Notwithstanding any of the foregoing, but subject to the succeeding sentence, from and including the date of this Second Supplemental Indenture to and including the Covenant Reversion Date, any failure of the Company to file SEC Reports or to comply with Section 6.2 or Section 6.3 of this Indenture or §314 of the TIA shall not cause a default or an Event of Default, whether under clause (3) above or otherwise. If, but for the foregoing sentence, a default would have been deemed to have occurred during the period from and including the date of this Second Supplemental Indenture to the Covenant Reversion Date as a result of a failure by the Company to file SEC Reports or otherwise comply with Section 6.2 or Section 6.3 of this Indenture or §314 of the TIA and such default remains uncured and is continuing on the Covenant Reversion Date, such default will be deemed to have occurred on the Covenant Reversion Date.

(iv)  The last paragraph of Section 6.1 beginning with “In addition” and ending with “regularly scheduled payments of interest” is hereby amended and restated as follows: “In addition to any other payment required by the Securities and the Indenture, the Securities shall accrue Special Interest at a rate equal to (1) 6.75% per annum (payable semi-annually) during the period from and including January 9, 2007, to and including July 25, 2007, and (2) 10.00% per annum (payable semi-annually) from and including July 26, 2007 to the date the Notes are paid, converted, redeemed, repurchased or otherwise cease to be outstanding (the “Special Interest”). Special Interest will be paid by the Company in addition to, at the same time and in the same manner as, regularly scheduled payments of interest pursuant to the Indenture and the Securities to Holders entitled to receive such regularly scheduled payments of interest.”

3.     Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Original Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities (whether heretofore or hereafter authenticated and delivered) shall be bound hereby.

4.     Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the state of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

5.     Trustee Makes no Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture

6.     Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.     Effect of Headings. The section headings herein are for convenience only and shall not effect the construction thereof.

8.     Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

9.     Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:
UTSTARCOM, INC.

By:	/s/ Francis P. Barton
Name:	Francis P. Barton
Title:	Executive Vice President and
Chief Financial Officer

TRUSTEE:
U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Stephen Rivero
Name:	Stephen Rivero
Title:	Vice President

[Signature Page to Second Supplemental Indenture]